UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 23, 2010
Date of Report (date of Earliest Event Reported)

DAULTON CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		30-0459858
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169
 (Address of principal executive offices and zip code)

(888) 387-1403
 (Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

On February 23, 2010, Daulton Capital Corp., a Nevada corporation (the “Company”) filed a Form 8-K in regards to the Company and Shawn Ryan, an individual (“Ryan”) entering into an option agreement (the “Agreement”) for the Company to purchase from Ryan an undivided interest in the mining claims of a property described as the “Ballarat Property”.  This amendment to such Form 8-K is being filed to correct and amend certain items reported in the Form 8-K filed on February 23, 2010, however other than the corrections and amendments as noted below, the complete Form 8-K filed on February 23, 2010 shall remain in full force and effect.

In the Form 8-K filed on February 23, 2010, Ballarat Property was misspelled as Balarat Property.  The correct spelling is Ballarat Property.

In addition, on March 31, 2010, the Company entered into an amendment to the Agreement (the “Amendment”) which amended the Agreement as follows: (a) the Ballarat Property shall consist of 94 Yukon Quartz Mining Claims located in the Dawson Mining District, Yukon Territory, Canada and (b) the claim block shall cover approximately 19 square kilometers and straddle Ballarat Creek.  Other than the clarifications as noted above, all other terms and conditions of the Agreement shall remain in full force and effect.  A fully executed copy of the Amendment is attached hereto and incorporated by reference herein as Exhibit 99.1.

On April 29, 2010, the Company issued a press release announcing the aforementioned Amendment.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01                      Exhibits.

99.1	Amendment to Ballarat Option Agreement, dated March 31 , 2010

99.2	Press Release dated April 29, 2010

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAULTON CAPITAL CORP.

Date: April 29, 2010	By:	/s/ Terry Fields
Chief Executive Officer